Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

NV5 Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value (3)	Rule 457(h)	30,100	$103.41	$3,112,641	0.0001102	$343.01
Equity	Common Stock, $0.01 par value (4)	Rule 457(h)	2,295,604	$103.41	$237,388,410	0.0001102	$26,160.20
Total Offering Amounts							$—
Total Fee Offsets							$—
Net Fee Due							$26,503.21

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the NV5 Global, Inc. 2023 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the Common Shares reported on Nasdaq on June 16, 2023, which is within five business days of this filing.

(3)Represents restricted shares of Common Stock underlying the restricted stock awards granted to pursuant to the Plan on June 13, 2023.

(4)Represents unissued shares of Common Stock that may be granted pursuant to the Plan in the future.